UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Friedlob, Raymond L.
   1400 Glenarm Place, Suite 300
   Denver, CO  80202
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Echostar Communications Corporation
   DISH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class A Common Stock       |12/9/9|M   | |8,000             |A  |$4.25      |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/9/9|S   | |8,000             |D  |$94.47     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/9/9|M   | |16,000            |A  |$4.25      |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/9/9|S   | |16,000            |D  |$94.38     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/9/9|M   | |6,000             |A  |$12.00     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |12/9/9|S   | |6,000             |D  |$94.38     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Non-Employee Director |$4.25   |12/9/|M   |V|4,000      |D  |(1)  |(2)  |Class A Comm|4,000  |       |0           |   |            |
Option (Right to Buy) |        |99   |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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Non-Emlpoyee Director |$4.25   |12/9/|M   |V|4,000      |D  |(3)  |(2)  |Class A Comm|4,000  |       |0           |   |            |
Option (Right to Buy) |        |99   |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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Non-Employee Director |$4.25   |12/9/|M   |V|16,000     |D  |(4)  |(2)  |Class A Comm|16,000 |       |0           |   |            |
Option (Right to Buy) |        |99   |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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Non-Employee Director |$12.00  |12/9/|M   |V|6,000      |D  |(5)  |(2)  |Class A Comm|6,000  |       |14,000      |   |            |
Option (Right to Buy) |        |99   |    | |           |   |     |     |on Stock    |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The shares underlying the option vested when issued on December 20, 1995.
(2) Each portion of the option expires ten years from the date on which that portion of the option becomes exercisable.
(3) The shares underlying the option vested when issued on February 12, 1997.
(4) The shares underlying the option vested when issued on February 12, 1997.
(5) The shares underlying the option vested when issued on February 17, 1999.
SIGNATURE OF REPORTING PERSON
Raymond L. Friedlob